Exhibit 99.1

Stock Yards Bancorp Reports Record First Quarter 2018 Earnings of $13.4 Million or $0.58 Per Diluted Share

First Quarter Results Reflected Strong Growth in Interest Income, Driven by Ongoing Momentum in Loan Growth

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 25, 2018--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the first quarter ended March 31, 2018. Total revenue, comprising net interest income and non-interest income, increased 6% to $38.2 million for the first quarter of 2018 from $35.8 million for the year-earlier quarter. Net income for the first quarter of 2018 totaled $13.4 million or $0.58 per diluted share compared with $10.8 million or $0.47 per diluted share for the first quarter of 2017.

(dollar amounts in thousands, except per share data)	1Q18	4Q17	1Q17
Net interest income	$27,295	$27,023	$25,184
Provision for loan losses	735	900	900
Non-interest income	10,923	11,411	10,644
Non-interest expense	21,027	27,046	20,995
Net income before income taxes	16,456	10,488	13,933
Income tax expense	3,052	5,542	3,142
Net income	$13,404	$4,946	$10,791
Net income per share, diluted	$0.58	$0.22	$0.47
Net interest margin	3.79%	3.65%	3.63%
Efficiency ratio	54.89%	70.12%	58.28%
Common equity Tier 1 capital ratio	12.16%	12.57%	12.51%
Annualized return on average equity	16.15%	5.80%	13.78%
Annualized return on average assets	1.76%	0.63%	1.46%

Key aspects of the Company's performance for the first quarter of 2018 included:

  Exceptional loan growth, which increased the Company's loan portfolio 4% on a sequential-quarter basis and 11% year over year;
  A higher net interest margin, reflecting both increased rate and volume;
  A continuation of historically strong credit quality metrics;
  Strong growth in the Wealth Management and Trust Group;
  The benefit of a lower marginal tax rate; and
  High returns on average equity and assets.

"As our record results for the quarter clearly reflect, Stock Yards Bancorp has made a very solid start to the new year," said David P. Heintzman, Chairman and Chief Executive Officer. "While we expected a boost from tax reform beginning with the first quarter, our net income growth was also driven by higher interest income, which increased $3.1 million or 12% compared with the first quarter of 2017 and reflected the substantial growth of our loan portfolio over the past year as well as the benefit of higher interest rates. At the same time, wealth management and trust registered another solid quarter as its revenue increased $406 thousand or 8% versus the year-earlier period. Considering our strong first quarter performance, we look to the remainder of 2018 with enthusiasm, encouraged by the momentum building in our business and the opportunities we see ahead."

With the Company coming off a strong fourth quarter performance, Heintzman noted that loan production reached a record level in the first quarter of 2018, as did the loan portfolio, both driven by strong growth in commercial and industrial loans – a core lending category – along with other key areas. Importantly, each of the Company's individual markets shared in these record results. Moreover, the Company ended the first quarter with a solid loan pipeline, which positions Stock Yards Bancorp to maintain an attractive growth trend for 2018.

Again, in the first quarter of 2018, non-interest income remained strong, accounting for about 29% of total revenue and helping to diversify the Company's revenue streams for attractive and predictable long-term growth. The Wealth Management and Trust Group, with approximately $2.9 billion of assets under management, continued to be a dominant source of fee income, contributing about one-half of total non-interest income in the first quarter. This growth, which reflected primarily the addition of new customer relationships, was exceptionally strong and ahead of management's expectations for an increase of 5%-6% for the full year. A general slowdown in mortgage banking, as rates have risen and housing inventory remained tight, partially offset the increase in wealth management and trust income.

Heintzman also noted that the Company's first quarter results benefitted from recent tax reform. With the implementation of the Tax Cuts and Jobs Act of 2017, a reduction in the Company's effective tax rate from 22.6% to 18.5% positively affected first quarter earnings.

Concluding, Heintzman said, "Considering the solid footing we enjoy across our markets and our focus on long-term relationship banking, the Company's accomplishments in the first quarter will provide a strong platform as we work to maintain and increase our momentum in 2018. We expect overall loan growth for 2018 to be in the range of mid- to high-single digits. At that pace, the Company remains on course to turn in another notable performance for the year as we continue to cement our position among high-performing community banks nationwide."

First Quarter 2018 Compared with First Quarter 2017 (Unless Otherwise Noted)

Total assets increased $252 million or 8% to $3.29 billion.

  This primarily reflected ongoing growth in the Company's loan portfolio, which rose $239.6 million or 11% to $2.51 billion.
  On a sequential basis, net loans increased $102.8 million or 4% from the fourth quarter of 2017.

Total deposits increased $29 million or 1% to $2.57 billion.

  This reflected growth from both existing and new customers.
  Core deposits, which exclude brokered deposits and time deposits greater than $250,000, were 99% of total deposits.

Asset quality, which has trended within a narrow range over the past several years, remained at historically strong levels.

  Non-performing loans (NPLs) were $12.3 million or 0.49% of total loans outstanding versus $6.1 million or 0.27% of total loans outstanding at March 31, 2017.
  Non-performing assets, which include NPLs along with other real estate owned (OREO) and repossessed assets, were $12.6 million or 0.38% of total assets versus $10.1 million or 0.33% of total assets at March 31, 2017.
  Net charge-offs remained at a reasonably low level relative to average loans outstanding.
  The loan loss provision declined $165 thousand to $735 thousand due to continued strong credit metrics, an ongoing low level of charge-offs, and other qualitative considerations.
  The allowance for loan losses declined 12 basis points to 0.96% of total loans, mainly due to first quarter loan growth and charge-offs that had been previously reserved, and remained adequate to cover potential losses in the loan portfolio, in management's opinion.

The Company remained "well capitalized" – the highest capital rating for financial institutions.

  Total equity to assets was 10.28% and tangible common equity ratio was 10.23% (tangible common equity is a non-GAAP financial measure; see reconciliation of total stockholders' equity to tangible common equity and total assets to tangible assets later in this release).
  Even with its strong capital position, the Company still produces industry-leading returns on equity due to its superior earnings performance.
  Stock Yards Bancorp continues to pursue strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. In February 2018, Stock Yards Bancorp's Board of Directors increased the Company's quarterly cash dividend to $0.23 per common share. Stock Yards Bancorp has now raised its quarterly dividend rate a total of 10 times since the beginning of 2013, including two increases during each of the past four years, resulting in a cumulative increase of 73% over a five-year period.

Net interest income – the Company's largest source of revenue – increased approximately $2.1 million or 8% to $27.3 million.

  Interest income rose $3.1 million or 12%. The majority of this increase was due to higher rates on interest-earning assets, with higher volume – driven by strong momentum in loan growth – accounting for the remainder.
  Interest expense remained under rate pressure due to rising deposit costs, but the increase was less than expected. Management expects rate pressure to increase over the balance of 2018 as deposit customers become more rate sensitive and competition increases. Given these circumstances, the effect of future prime rate increases could be revenue neutral.
  Net interest margin increased 16 basis points to 3.79%. On a sequential basis, net interest margin increased 14 basis points from the fourth quarter of 2017. These improvements primarily reflected the positive impact of three increases in the prime rate during 2017.
  Approximately 60% of the Company's loans are priced at fixed rates, so future rate increases may begin to benefit this part of the portfolio as existing fixed-rate loans renew and new fixed-rate loans originate at higher rates – with both subject to competitive conditions and prevailing interest rates.

Non-interest income increased $279 thousand or 3% to $10.9 million.

  Fee income from wealth management and trust services rose $406 thousand or 8% to $5.5 million.
  This increase, along with higher fee income from debit and credit cards, offset lower mortgage banking and other smaller categories.

Non-interest expense increased $32 thousand to $21.0 million.

  This increase primarily reflected higher expenses related to technology and communication, compensation, and marketing and business development. These increases were partially offset by a reduction in amortization/impairment of investment in tax credit partnerships due to the sporadic timing of such opportunities, which can cause corresponding expenses and tax benefits to vary widely.

The Company effective tax rate declined to 18.6% from 22.6%.

  The decline reflected lower marginal tax rates resulting from tax reform in December 2017.
  The year-earlier effective tax rate included significantly more tax savings from stock-based compensation deductions and federal income tax credits.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

The following table provides a reconciliation of total stockholders' equity, in accordance with US GAAP, to tangible common equity, which is a non-GAAP financial measure. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors to evaluate capital adequacy.

Tangible Common Equity Ratio
(Dollars in thousands)

	March 31,	Dec. 31,	March 31,
	2018	2017	2017
Total stockholders' equity	$337,702	$333,644	$319,687
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,182)	(1,225)	(1,358)
Tangible common equity	$335,838	$331,737	$317,647

Total assets	$3,285,480	$3,239,646	$3,033,343
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,182)	(1,225)	(1,358)
Tangible assets	$3,238,616	$3,237,739	$3,031,303

Total stockholders' equity to total assets	10.28%	10.30%	10.54%
Tangible common equity ratio	10.23%	10.25%	10.48%

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2017.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2018 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended
	March 31,
	2018	2017
Income Statement Data
Net interest income, fully tax equivalent (1)	$27,388	$25,382
Interest income:
Loans	$27,048	$24,060
Federal funds sold and interest bearing deposits	268	134
Mortgage loans held for sale	35	44
Securities	2,379	2,395
Total interest income	29,730	26,633
Interest expense:
Deposits	2,077	1,163
Securities sold under agreements to repurchase and other short-term borrowings	123	54
Federal Home Loan Bank (FHLB) advances	235	232
Total interest expense	2,435	1,449
Net interest income	27,295	25,184
Provision for loan losses	735	900
Net interest income after provision for loan losses	26,560	24,284
Non-interest income:
Wealth management and trust services	5,500	5,094
Deposit service charges	1,511	1,565
Debit and credit cards	1,508	1,406
Treasury management	947	956
Mortgage banking	576	702
Net investment product sales commissions and fees	404	386
Bank owned life insurance	187	204
Other non-interest income	290	331
Total non-interest income	10,923	10,644
Non-interest expense:
Compensation	10,970	10,669
Employee benefits	2,633	2,742
Net occupancy and equipment	1,818	1,907
Technology and communication	2,196	1,848
Marketing and business development	646	445
Postage, printing, and supplies	391	371
Legal and professional	493	429
FDIC insurance	242	230
Amortization/impairment of investments in tax credit partnerships	-	616
Capital and deposit based taxes	852	764
Other non-interest expenses	786	974
Total non-interest expense	21,027	20,995
Net income before income tax expense	16,456	13,933
Income tax expense	3,052	3,142
Net income	$13,404	$10,791

Weighted average shares - basic	22,577	22,492
Weighted average shares - diluted	22,942	23,002

Net income per share, basic	$0.59	$0.48
Net income per share, diluted	0.58	0.47
Cash dividend declared per share	0.23	0.19

Balance Sheet Data (at period end)
Total loans	$2,512,388	$2,272,778
Allowance for loan losses	24,203	24,481
Total assets	3,285,480	3,033,343
Non-interest bearing deposits	681,936	686,535
Interest bearing deposits	1,891,428	1,857,720
Federal Home Loan Bank advances	49,140	50,755
Stockholders' equity	337,702	319,687
Total shares outstanding	22,730	22,661
Book value per share	14.86	14.11
Market value per share	35.10	40.65

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2018 Earnings Release
	Three Months Ended
	March 31,
	2018	2017
Average Balance Sheet Data
Federal funds sold and interest bearing deposits	$71,186	$65,304
Mortgage loans held for sale	2,098	2,943
Securities available for sale	417,708	486,209
FHLB stock and other securities	7,687	6,347
Loans	2,450,703	2,293,542
Earning assets	2,931,338	2,838,491
Assets	3,090,891	2,998,950
Interest bearing deposits	1,893,256	1,846,579
Total deposits	2,563,184	2,506,880
Securities sold under agreement to repurchase
other short term borrowings	97,535	84,092
Federal Home Loan Bank advances	49,247	50,866
Interest bearing liabilities	2,040,038	1,981,537
Stockholders' equity	336,570	317,682

Performance Ratios
Annualized return on average assets	1.76%	1.46%
Annualized return on average equity	16.15%	13.78%
Net interest margin, fully tax equivalent	3.79%	3.63%
Non-interest income to total revenue, fully tax equivalent	28.51%	29.55%
Efficiency ratio	54.89%	58.28%

Capital Ratios
Average stockholders' equity to average assets	10.89%	10.59%
Common equity tier 1 capital	12.16%	12.51%
Tier 1 risk-based capital	12.16%	12.51%
Total risk-based capital	13.04%	13.49%
Leverage	11.05%	10.64%

Loans by Type
Commercial and industrial	$843,478	$736,633
Construction and development	235,872	187,039
Real estate mortgage - commercial investment	590,942	546,957
Real estate mortgage - owner occupied commercial	407,733	406,209
Real estate mortgage - 1-4 family residential	272,900	244,349
Home equity - first lien	51,595	51,076
Home equity - junior lien	64,108	65,806
Consumer	45,760	34,709
Total loans	$2,512,388	$2,272,778

Asset Quality Data
Allowance for loan losses to total loans	0.96%	1.08%
Allowance for loan losses to average loans	0.99%	1.07%
Allowance for loan losses to non-performing loans	197.33%	402.18%
Nonaccrual loans	$11,422	$5,099
Troubled debt restructuring	843	988
Loans - 90 days past due & still accruing	-	-
Total non-performing loans	12,265	6,087
OREO and repossessed assets	360	3,989
Total non-performing assets	12,625	10,076
Non-performing loans to total loans	0.49%	0.27%
Non-performing assets to total assets	0.38%	0.33%
Net charge-offs to average loans (2)	0.06%	0.02%
Net charge-offs	$1,417	$426

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2018 Earnings Release

	Five Quarter Comparison
	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Income Statement Data
Net interest income, fully tax equivalent (1)	$27,388	$27,217	$26,363	$25,434	$25,382
Net interest income	$27,295	$27,023	$26,164	$25,232	$25,184
Provision for loan losses	735	900	150	600	900
Net interest income after provision for loan losses	26,560	26,123	26,014	24,632	24,284
Wealth management and trust services	5,500	5,233	5,025	5,153	5,094
Deposit service charges	1,511	1,679	1,652	1,589	1,565
Debit and credit cards	1,508	1,567	1,492	1,514	1,406
Treasury management	947	1,019	1,000	1,009	956
Mortgage banking	576	841	781	897	702
Gain (loss) on securities available for sale	-	(263)	31	-	-
Net investment product sales commissions and fees	404	482	404	357	386
Bank owned life insurance	187	195	204	556	204
Other non-interest income	290	658	367	463	331
Total non-interest income	10,923	11,411	10,956	11,538	10,644
Compensation	10,970	10,732	10,614	10,566	10,669
Employee benefits	2,633	2,595	2,368	2,282	2,742
Net occupancy and equipment	1,818	1,767	1,937	1,782	1,907
Technology and communication	2,196	2,083	1,906	2,120	1,848
Marketing and business development	646	973	611	687	445
Postage, printing, and supplies	391	368	354	382	371
Legal and professional	493	751	571	642	429
FDIC insurance	242	244	242	244	230
Amortization/impairment of investment in
tax credit partnerships	-	5,277	616	615	616
Capital and deposit based taxes	852	1,178	732	766	764
Other non-interest expenses	786	1,078	1,219	1,123	974
Total non-interest expense	21,027	27,046	21,170	21,209	20,995
Net income before income tax expense	16,456	10,488	15,800	14,961	13,933
Income tax expense	3,052	5,542	4,096	4,359	3,142
Net income	$13,404	$4,946	$11,704	$10,602	$10,791

Weighted average shares - basic	22,577	22,555	22,542	22,538	22,492
Weighted average shares - diluted	22,942	22,993	22,964	22,996	23,002

Net income per share, basic	$0.59	$0.22	$0.52	$0.47	$0.48
Net income per share, diluted	0.58	0.22	0.51	0.46	0.47
Cash dividend declared per share	0.23	0.21	0.20	0.20	0.19

Balance Sheet Data (at period end)
Cash and due from banks	$41,622	$41,982	$47,700	$44,902	$43,583
Federal funds sold and interest bearing deposits	15,254	97,266	81,378	80,223	45,898
Mortgage loans held for sale	4,239	2,964	5,459	3,055	3,884
Securities available for sale	598,081	574,524	571,522	576,291	556,144
FHLB stock and other securities	8,876	7,646	7,666	7,666	6,347
Total loans	2,512,388	2,409,570	2,335,120	2,309,668	2,272,778
Allowance for loan losses	24,203	24,885	24,948	25,115	24,481
Total assets	3,285,480	3,239,646	3,155,913	3,126,762	3,033,343
Non-interest bearing deposits	681,936	674,697	676,824	696,085	686,535
Interest bearing deposits	1,891,428	1,903,598	1,805,142	1,782,461	1,857,720
Securities sold under agreements to repurchase	67,892	70,473	71,863	65,024	65,701
Federal funds purchased and other short-term borrowings	215,233	161,352	161,961	161,463	10,975
Federal Home Loan Bank advances	49,140	49,458	50,110	50,433	50,755
Stockholders' equity	337,702	333,644	334,255	326,500	319,687
Total shares outstanding	22,730	22,679	22,669	22,662	22,661
Book value per share	14.86	14.71	14.75	14.41	14.11
Market value per share	35.10	37.70	38.00	38.90	40.65

Capital Ratios
Average stockholders' equity to average assets	10.89%	10.81%	10.93%	10.82%	10.59%
Common equity tier 1 capital	12.16%	12.57%	12.67%	12.51%	12.51%
Tier 1 risk-based capital	12.16%	12.57%	12.67%	12.51%	12.51%
Total risk-based capital	13.04%	13.52%	13.64%	13.49%	13.49%
Leverage	11.05%	10.70%	11.02%	10.88%	10.64%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2018 Earnings Release

	Five Quarter Comparison
	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Average Balance Sheet Data
Average Federal funds sold and interest
bearing deposits	$71,186	$159,217	$120,927	$105,786	$65,304
Average mortgage loans held for sale	2,098	3,213	3,515	4,505	2,943
Average investment securities	417,708	455,727	439,601	454,834	486,209
Average loans	2,450,703	2,352,310	2,308,806	2,280,122	2,293,542
Average earning assets	2,931,338	2,959,817	2,861,144	2,830,211	2,838,491
Average assets	3,090,891	3,128,765	3,027,088	2,994,209	2,998,950
Average interest bearing deposits	1,893,256	1,900,650	1,800,653	1,812,290	1,846,579
Average total deposits	2,563,184	2,594,225	2,498,468	2,496,256	2,506,880
Average securities sold under agreement
to repurchase and other short term borrowings	97,535	97,474	101,341	78,787	84,092
Average Federal Home Loan Bank advances	49,247	49,583	50,221	50,543	50,866
Average interest bearing liabilities	2,040,038	2,047,707	1,952,216	1,941,620	1,981,537
Average stockholders' equity	336,570	338,368	330,864	324,014	317,682

Performance Ratios
Annualized return on average assets	1.76%	0.63%	1.53%	1.42%	1.46%
Annualized return on average equity	16.15%	5.80%	14.03%	13.12%	13.78%
Net interest margin, fully tax equivalent	3.79%	3.65%	3.66%	3.60%	3.63%
Non-interest income to total revenue, fully
tax equivalent	28.51%	29.78%	29.63%	31.46%	29.84%
Efficiency ratio	54.89%	70.02%	56.73%	57.37%	58.28%

Loans by Type
Commercial and industrial	$843,478	$779,014	$750,728	$749,036	$736,633
Construction and development	235,872	214,900	195,299	196,619	187,039
Real estate mortgage - commercial investment	590,942	594,902	576,810	547,196	546,957
Real estate mortgage - owner occupied commercial	407,733	398,685	397,804	408,558	406,209
Real estate mortgage - 1-4 family residential	272,900	262,110	261,707	255,939	244,349
Home equity - 1st lien	51,595	57,110	51,925	52,560	51,076
Home equity - junior lien	64,108	63,981	63,416	65,344	65,806
Consumer	45,760	38,868	37,431	34,416	34,709
Total loans	$2,512,388	$2,409,570	$2,335,120	$2,309,668	$2,272,778

Asset Quality Data
Allowance for loan losses to total loans	0.96%	1.03%	1.07%	1.09%	1.08%
Allowance for loan losses to average loans	0.99%	1.07%	1.09%	1.11%	1.07%
Allowance for loan losses to non-performing loans	197.33%	337.10%	411.14%	411.25%	402.18%
Nonaccrual loans	$11,422	$6,511	$4,858	$4,913	$5,099
Troubled debt restructuring	843	869	949	963	988
Loans - 90 days past due and still accruing	-	2	261	231	-
Total non-performing loans	12,265	7,382	6,068	6,107	6,087
OREO and repossessed assets	360	2,640	2,640	3,185	3,989
Total non-performing assets	12,625	10,022	8,708	9,292	10,076
Non-performing loans to total loans	0.49%	0.31%	0.26%	0.26%	0.27%
Non-performing assets to total assets	0.38%	0.31%	0.28%	0.30%	0.33%
Net charge-offs to average loans	0.06%	0.04%	0.01%	0.00%	0.02%
Net charge-offs (recoveries)	$1,417	$963	$317	$(34)	$426

Other Information
Total assets under management (in millions)	$2,883	$2,809	$2,746	$2,643	$2,615
Full-time equivalent employees	589	580	581	585	582

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Interim ratios not annualized

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Chief Financial Officer